Exhibit 99.1

BEST BUY VICE CHAIRMAN ALLEN LENZMEIER NAMED TO UTSTARCOM
BOARD OF DIRECTORS

ALAMEDA, Calif., March 16, 2005 — UTStarcom, Inc. (Nasdaq: UTSI), a global leader in IP-based, end-to-end networking solutions and services, today announced that Allen U. Lenzmeier, vice chairman of Best Buy Co., Inc., has accepted a position on the company’s board of directors effective March 15, 2005.

“As an executive at a FORTUNE 100 company, Allen brings significant knowledge and expertise to UTStarcom’s board of directors. His experience in corporate finance and accounting in his previous roles as vice president of finance and chief financial officer at Best Buy will serve him well on our board of directors,” said Hong Lu, chief executive officer at UTStarcom, Inc. “With the recent additions of Computer Associates COO Jeff Clarke and Allen to our board, we believe we have achieved a more diverse governing body for our company that will help lead UTStarcom in this period of dynamic transformation and growth.”

Lenzmeier joined Best Buy as vice president of finance and operations in 1984. He was promoted to senior vice president in 1986 and became executive vice president and chief financial officer in 1991. In 2001, Lenzmeier was named president of Best Buy Stores, and in February 2002, he assumed the role of president and chief operating officer for Best Buy. In December 2004, he was appointed vice chairman. Lenzmeier also serves on the Best Buy board of directors.  In addition, he is a member of the executive committee of the board of directors and a national trustee for the Boys and Girls Club of the Twin Cities. He also serves on the Catholic Community Foundation in the Archdiocese of St. Paul and Minneapolis. Lenzmeier, a certified public accountant, has a bachelor’s degree from Mankato State University.

“UTStarcom is a fast-growing company that is changing the way people communicate around the world,” Lenzmeier said. “I believe that my experience as a member of the management team at Best Buy, as well as my background in accounting and finance, will be beneficial to the company’s board as UTStarcom continues to grow and evolve.”

UTStarcom Inc.

1275 Harbor Bay Parkway

Alameda, CA  94502

About UTStarcom, Inc.

UTStarcom is a global leader in IP-based, end-to-end networking solutions and international service and support.  The company sells its wireline, wireless, optical and switching solutions to operators in both fast growth and established telecommunications markets around the world.  UTStarcom enables its customers to rapidly deploy revenue-generating access services using their existing infrastructure, while providing a migration path to cost-efficient end-to-end IP networks. Founded in 1991 and headquartered in Alameda, California, the company has research and design operations in New Jersey, China, and India. UTStarcom is a FORTUNE 1000 company.

For more information about UTStarcom, visit the company’s Web site at www.utstar.com.

Forward-Looking Statements

The foregoing statements regarding, without limitation, the expected ability of UTStarcom’s new directors to help lead the Company in a period of dynamic transformation and growth and the anticipated continuation of UTStarcom’s growth and evolution, are forward-looking in nature and are subject to certain risks and uncertainties. These factors include rapidly changing technology, the changing nature of the telecommunications markets worldwide, the termination of new contracts, partnerships or alliances and other uncertainties, such as changes in government regulation and licensing requirements and economic and political stability in the markets in which the Company operates.  UTStarcom also refers readers to the risk factors identified in its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K as filed with the Securities and Exchange Commission.

Company Contact

Chesha Kamieniecki

Senior Manager of Investor Relations

UTStarcom, Inc.

(510) 749-1560

Press Contact

Stephanie Gallagher

Engage PR

(510) 748-8200, x213

stephanie@engagepr.com